Exhibit 23.1

KPMG LLP Suite 2000 1021 East Cary Street Richmond, VA 23219-4023

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2025, with respect to the consolidated financial statements of Apple Hospitality REIT, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Richmond, Virginia

May 21, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.